Exhibit 10.1

PRESIDENTIAL LIFE INSURANCE COMPANY

2012 DISCRETIONARY BONUS PLAN

ARTICLE I

INTRODUCTION

The purpose of the Plan is to provide certain select employees of the Company and its Affiliates with a bonus payment, subject to certain terms and conditions.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” shall mean (i) any parent corporation of the Company within the meaning of Section 424(e) of the Code; (ii) any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code; (iii) any corporation, trade or business that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (iv) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (v) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Board.

2.2 “Board” shall mean the Compensation Committee of the Board of Directors of the Company (or such other committee of the Board of Directors of the Company authorized to administer the Plan).

2.3 “Cause” shall mean: (i) any act of fraud, misrepresentation, malfeasance, embezzlement, misappropriation, material dishonesty or conversion by a Participant; (ii) indictment for, conviction of, or pleading of guilty or nolo contendere to any felony or any crime involving moral turpitude; (iii) a material breach of (A) any material agreement between a Participant and the Presidential Life Group; (B) the Company’s code of conduct; or (C) the Company’s written policies or procedures; (iv) a material violation of any legal obligation owed to the Company or the Presidential Life Group; (v) continued refusal to substantially perform assigned duties (other than due to physical or mental illness) or a pattern of performance the Company determines in its judgment to be unsatisfactory and adversely impacting the business; or (vi) material misconduct or material neglect in the performance of a Participant’s duties.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

2.5 “Company” shall mean Presidential Life Insurance Company, a Delaware corporation, and its successors by operation of law.

2.6 “Disability” shall mean that the Participant shall fail, because of physical or mental infirmity or similar incapacity, to render for one hundred eighty consecutive days, or for shorter periods aggregating one hundred eighty or more days in any twelve-month period, material services to the Company.

2.7 “Discretionary Bonus” shall mean the amount payable pursuant to Section 3.1.

2.8 “Effective Date” shall have the meaning set forth in Section 6.10 of the Plan.

2.9 “Good Reason” shall mean any one or more of the following that have occurred without a Participant’s written consent: (a) any material diminution of a Participant’s base salary or (b) the material relocation of a Participant’s office from its current location by more than 50 miles.

2.10 “Merger” shall mean the consummation of the acquisition of the Company by Athene Annuity & Life Assurance Company (“Athene”).

2.11 “Parent” shall mean Presidential Life Corporation.

2.12 “Participant” shall mean each employee of the Company or its Affiliates that is selected by the Board in its sole discretion who, in the judgment of the Board in its sole discretion, occupies a managerial position or is a highly compensated employee, and designated as a Participant by the Board in a Participation Notification Letter; provided that such designated individual shall only become a Participant upon the Company’s receipt of a fully executed Participation Notification Letter from the individual.

2.13 “Participation Notification Letter” shall mean the letter from the Board informing an employee of the Company or an Affiliate of his or her selection as a Participant in the Plan and setting forth the Participant’s Discretionary Bonus and such other terms and conditions included in such letter by the Board in its sole discretion.

2.14 “Plan” shall mean this Presidential Life Insurance Company 2012 Discretionary Bonus Plan, as amended from time to time.

2.15 “Presidential Life Group” shall mean Presidential Life Insurance Company, the Parent, and their Affiliates.

ARTICLE III

DISCRETIONARY BONUS

3.1 Discretionary Bonus. Subject to the provisions of this Plan, a Participant shall be entitled to receive a Discretionary Bonus in the amount set forth in, and in accordance with the terms and conditions of, the Participant’s Participation Notification Letter. Any Discretionary Bonus pursuant to this Plan shall be paid in a lump sum cash payment, net of applicable taxes and withholding and conditioned on the execution and non-revocation by the Participant of a general release as provided for in Section 3.2 hereof, on the sixty-fifth (65th) day (the “65 Day Period”) following the earlier of: (i) the one year anniversary of the Merger if the Participant is still employed on such date or if the Merger is not consummated the one year anniversary of the date the Participation Notification Letter was executed by the Participant (the “Anniversary of Notification Date”), (ii) any termination of employment by a Participant for “good reason” either prior to the one year anniversary of the Merger, or if the Merger is not consummated, prior to the Anniversary of Notification Date with “good reason” as defined in the Participant’s employment agreement or retention agreement (as the case may be), or if no such agreement is applicable, Good Reason as defined in the Plan, (iii) any termination of a Participant’s employment by the Company other than for “cause” as defined in the Participant’s employment or retention agreement, or if none, Cause as defined in the Plan, prior to the one year anniversary of the Merger or, if the Merger is not consummated, prior to the Anniversary of Notification Date, or (iv) any termination of a Participant’s employment by reason of the Participant’s death or Disability either prior to the one year anniversary of the Merger, or if the Merger is not consummated, prior to the Anniversary of Notification Date. A termination for Good Reason shall not be deemed to have occurred unless: (i) the Participant provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances; (ii) the Company has thirty (30) days to cure such alleged Good Reason event following receipt of the Participant’s written notice; and (iii) if the Company has not cured such alleged Good Reason event by the end of the 30-day cure period, the Participant terminates employment with the Company no later than ninety (90) days following the first occurrence of such Good Reason event.

3.2 Release. Payment of any such amount to a Participant will be conditioned on the Participant executing and not revoking a general release in favor of the Company and its Affiliates, in a form satisfactory to the Company, which release becomes effective (and is not revoked) no later than sixty (60) days after the Participant becomes entitled to a payment.

3.3 Termination of Employment. Unless otherwise provided for above, a Participant’s right to receive a Discretionary Bonus shall terminate upon any termination of the Participant’s employment with the Company, including any termination resulting from resignation.

ARTICLE IV

ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have the full power and authority to select the employees of the Company or its Affiliates eligible for awards under the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret, construe and administer the Plan in its sole discretion based on the provisions of the Plan, to decide any questions and settle all controversies that may arise in connection with the Plan and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Board’s interpretations and construction hereof, and actions hereunder, made by the Board in its sole discretion, or the amount of the payments to be made hereunder, shall be final, binding and conclusive on all persons. Neither the Board, nor any member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

ARTICLE V

FUNDING

The Plan shall be funded out of the general assets of the Company, as and when benefits are payable under the Plan. All Participants entitled to receive a Discretionary Bonus under the Plan shall be solely general creditors of the Company. If the Board decides in its sole discretion to establish any advance accrued reserve against the future expense of benefits payable hereunder, or if the Board decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE VI

MISCELLANEOUS

6.1 Amendments. The Board may, at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan and any or all of the terms of any right to a Discretionary Bonus theretofore granted, in each case retroactively or otherwise, but, except as otherwise specifically provided herein or any Participation Notification Letter, the rights of a Participant may not be adversely affected without the written consent of such Participant.

6.2 Rights of Participants; Other Benefits. Nothing herein contained shall be held or construed to create any liability or obligation upon the Board or the Company and its Affiliates to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. Except as otherwise expressly provided in any Company benefit plan, no Discretionary Bonus shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

6.3 No Obligation; Company Discretion. No provision of the Plan shall be interpreted to impose an obligation on the Board or the Company to accept, agree to or otherwise enter into any proposed or potential transaction that would result in the consummation of the Merger. The decision to enter into (or to reject) a proposed transaction that would result in the consummation of the Merger, and all terms and conditions of such transaction shall be within the sole and absolute discretion of the Board and the Company.

6.4 Governing Law. The Plan shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

6.5 Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

6.6 Severability. If any provision of the Plan shall be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.7 Assignment and Alienation. The right to a Discretionary Bonus shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized or given effect by the Board.

6.8 Communications. All announcements, notices and other communications regarding the Plan shall be made by the Board in writing.

6.9 Section 409A of the Code. Although the Company does not guarantee the particular tax treatment of any Discretionary Bonus paid under this Plan, the Plan is intended to comply with or be exempt from Section 409A of the Code, and this Plan shall be limited, construed and interpreted in accordance with such intent and the provisions set forth in Annex A hereto. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

6.10 Effective Date; Term. The Plan shall become effective upon the date it is adopted by the Board (the “Effective Date”). The Plan shall automatically terminate following the payment of all Discretionary Bonuses.

6.11 Mandatory Cutback. Notwithstanding anything in the Plan or in any Participation Notification Letter to the contrary, no payments or benefits otherwise due to a Participant under this Plan and any related Participation Notification Letter, and that may be “contingent upon a change in control” and deemed to be “parachute payments” (in each case as defined in Code Section 280G and the regulations thereunder) shall, when aggregated with any other payments due a Participant, in the aggregate exceed 299% of the Participant’s “base amount” for the applicable year of termination, as such term is defined under Code Section 280G(b)(3) shall be interpreted accordingly.

6.12 Not a Qualified Plan; Not Subject to ERISA. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No person shall be entitled to receive any payment or benefit under the Plan which, in the good faith of the Board, would cause the Plan to be treated as a “pension plan” within the meaning of Section 3(2) of ERISA. Any payments or benefits under the Plan which are limited in accordance with the previous sentence shall be automatically forfeited without further action by the Company or any other person.

6.13 Entire Agreement. The Plan (including any Participant Notification Letters issued pursuant to the Plan) sets forth the entire understanding of the Company with respect to the subject matter hereof.

Annex A-409A Matters

a.	If, under the Plan, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

b.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan and/or any Participant Notification Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan and/or Participant Notification Letter, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

c.	If any Participant is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

i.	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death; and

ii.	On the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death, (x) all payments delayed pursuant to this Section (c) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal dates in accordance with the terms of the Agreement, and (y) all distributions of equity delayed pursuant to this Section 3(c) shall be made to the Participant.

In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to the Participant. Please be advised that the Company reserves the right to adopt an alternate method of complying with the six-month delay requirement which may result in the Participant being deemed a specified employee.

d.	Whenever a payment under the Plan and/or Participation Notification Letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.